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                                                                    Exhibit 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Amounts in Thousands)

                                                                     Year Ended December 31,                        June 30,
                                                  --------------------------------------------------------    ----------------------
                                                    1998        1999        2000        2001        2002         2002        2003
                                                  --------    --------    --------    --------    --------    ---------    --------
Pretax income from continuing operations          $ 76,443    $ 85,019    $ 99,317    $ 89,098    $ 99,888    $  49,586    $105,114
                                                  ========    ========    ========    ========    ========    =========    ========

Fixed charges:
Interest expense including amortization
    of deferred costs and
    capitalized interest                          $ 67,050    $ 80,495    $ 94,252    $ 93,575    $ 85,673    $  42,854    $ 46,934
Ground Rent 33%                                   $    120    $    176    $    244    $    234    $    252    $     124    $    177
Preferred Dividends                               $    186    $  5,157    $ 15,301    $ 19,081    $ 18,338    $   9,541    $  2,236
Proportionate share of fixed charges of 50%
    owned joint ventures accounted for using
    equity method of accounting                   $   --      $   --      $   --      $   --      $   --      $    --      $   --
                                                  --------    --------    --------    --------    --------    ---------    --------

                         Total fixed charges      $ 67,356    $ 85,828    $109,797    $112,890    $104,263    $  52,519    $ 49,347
                                                  --------    --------    --------    --------    --------    ---------    ---------

Capitalized interest during the period            ($ 9,900)   ($13,400)   ($18,200)   ($12,927)   ($ 9,157)   ($  4,967)   ($ 4,806)
Preferred Dividends                               ($   186)   ($ 5,157)   ($15,301)   ($19,081)   ($18,338)   ($  9,541)   ($ 2,236)
Amortization of capitalized interest during
    the period                                    $    826    $  1,272    $  1,879    $  2,310    $  2,616    $   1,321    $  1,468
Majority-owned subsidiary adjustments             $  3,312    $ 11,809    $ 19,593    $ 21,502    $ 21,570    $  11,200    $  3,938
Equity Company Adjustments                        ($13,351)   ($24,713)   ($23,296)   ($18,560)   ($32,769)   ($ 17,617)   ($16,896)
Equity Company Adjustments Distributed Income     $ 12,903    $ 24,713    $ 23,296    $ 18,560    $ 32,769    $  17,617    $ 16,896
                                                  --------    ---------   --------    --------    --------    ---------    --------

Earnings before income taxes and fixed charges    $137,403    $165,371    $197,085    $193,792    $200,842    $ 100,118    $152,825
                                                  ========    ========    ========    ========    ========    =========    ========

Ratio of earnings to Combined Fixed charges           2.04        1.93        1.79        1.72        1.93         1.91        3.10
                                                  ========    ========    ========    ========    ========    =========    ========